SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                      October 23, 2001 (October 19, 2001)
                 --------------------------------------------
               Date of Report (Date of earliest event reported)


                                RCN Corporation

            (Exact name of Registrant as specified in its charter)


         Delaware                   0-22825                   22-3498533
(State of Incorporation)     (Commission File No.)       (IRS Employer
                                                     Identification Number)


                              105 Carnegie Center
                           Princeton, NJ 08540-6215
         (Address of principal executive offices, including zip code)


                                (609) 734-3700
             (Registrant's telephone number, including area code)


                                Not Applicable
         (Former name or former address, if changed since last report)


Item 5.  Other Events

         On October 19, 2001, RCN Finance, LLC, a wholly owned subsidiary of RCN Corporation ("RCN"), closed its tender offers for certain of RCN's outstanding senior notes. A press release with respect thereto is attached hereto as Exhibit 99.1.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)      Exhibits

         Exhibit 99.1 RCN Corporation Press Release dated October 22, 2001.


                                  SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            RCN Corporation


                                            By: /s/ John. J. Jones
                                                -------------------------
                                            Name:    John J. Jones
                                            Title:   Executive Vice President,
                                                     General Counsel and
                                                     Corporate Secretary

Date: October 23, 2001



                                 EXHIBIT INDEX

Exhibit
   No.

99.1     RCN Corporation Press Release dated October 22, 2001.



                     RCN CORPORATION ANNOUNCES CLOSING OF
                     MODIFIED DUTCH AUCTION TENDER OFFERS
                     FOR A PORTION OF ITS DEBT SECURITIES

         PRINCETON, N.J., October 22, 2001 -- RCN Corporation ("RCN") (Nasdaq:
RCNC) announced today that RCN Finance, LLC ("RCN Finance"), a wholly owned subsidiary of RCN, has completed its "Modified Dutch Auction" tender offers commenced on September 21, 2001 for a portion of RCN's outstanding Senior Notes as described below.

         Each tender offer expired on October 19, 2001 at Midnight, New York City time. The table below sets forth, as of the expiration of the tender offers, the approximate principal amount tendered, the principal amount to be purchased and purchase price (per $1,000 principal amount of Notes) of RCN's respective 10% Senior Notes due 2007, 10-1/8% Senior Notes due 2010, 9.80% Senior Discount Notes due 2008, 11% Senior Discount Notes due 2008 and 11-1/8% Senior Discount Notes due 2007, tendered in the tender offers. The amounts below include tenders made pursuant to guarantees of delivery and assume that the applicable Notes will be delivered in respect thereof. The purchase prices listed below apply to Notes tendered without specifying a price and Notes tendered at or below the applicable purchase price. In accordance with the Offers to Purchase, RCN Finance will accept tenders at the purchase prices as will result in approximately $161 million being spent to repurchase Notes, with each oversubscribed series of Notes subject to proration.

                                                    Principal       Principal
                                  Purchase Price     Amount      Amount to be
                                   (per $1000)      Tendered       Purchased
          Series of Notes                         (in millions)  (in millions)

10% Senior Notes                       $350            $43            $43

10-1/8% Senior Notes                   $360           $120            $120

9.80% Senior Discount Notes            $250           $290            $140

11% Senior Discount Notes              $190           $120            $79

11-1/8% Senior Discount Notes          $250           $211            $211
\

Settlement will take place promptly and all Notes not accepted for payment will be promptly returned to holders.

     Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Greenhill & Co., LLC served as the dealer managers, and Mellon Investor Services LLC served as both the information agent and the depositary in connection with the tender offers.

About RCN

RCN Corporation (Nasdaq: RCNC) is the nation's first and largest facilities-based competitive provider of bundled phone, cable and high speed Internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in the Boston, New York, Philadelphia/Lehigh Valley, Chicago, San Francisco, Los Angeles and Washington D.C. metropolitan markets.

RCN's Megaband(TM) Network is a unique broadband fiber-optic platform capable of offering a full suite of communications services -- including fully featured voice, video and high-speed Internet -- to residential customers. The network employs SONET ring backbone architecture, and localized nodes built to ensure RCN's state-of-the-art fiber optics travel to within 900 feet of RCN customers, with fewer electronics and lower maintenance costs than existing local networks. RCN's high-capacity local fiber-optic networks target densely populated areas comprising 44% of the US residential communications market spread over just 6% of its geography.

Forward- Looking Statements

Some of the statements made by RCN in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements as a result of a number of factors. RCN believes that the primary factors include, but are not limited to uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventory and programming, RCN's ability to develop and penetrate existing and new markets, technological developments and changes in the competitive environment in which RCN operates and RCN's ability to satisfy the conditions to the private placement and related debt repurchase. Additional information concerning these and other important factors can be found in RCN's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

SOURCE: RCN Corporation